Exhibit 99.1

Popular, Inc. Announces Fourth Quarter 2022 Financial Results

•

Net income of $257.1 million in Q4 2022, compared to net income of $422.4 million in Q3 2022; the results of Q4 2022 included a tax benefit of $68.2 million related to the partial release of the deferred tax valuation allowance in the U.S., while the Q3 2022 results included the benefit of the Evertec Transactions (as defined below) and related accounting adjustments of $226.6 million.

•	Net income of $1.1 billion for the year 2022, compared to net income of $934.9 million for the year 2021.

•	Net interest margin of 3.28% in Q4 2022, compared to 3.32% in Q3 2022; net interest margin on a taxable equivalent basis of 3.64% in Q4 2022, compared to 3.71% in Q3 2022.

•	Credit Quality:

•	Non-performing loans held-in-portfolio (“NPLs”) decreased by $14.0 million from Q3 2022; NPLs to loans ratio remained flat at 1.4%;

•	Net charge-offs (“NCOs”) increased by $13 million from Q3 2022; annualized NCOs at 0.39% of average loans held-in-portfolio vs. 0.24% in Q3 2022;

•	Allowance for credit losses (“ACL”) to loans held-in-portfolio at 2.25% vs. 2.23% in Q3 2022; and

•	ACL to NPLs at 163.9% vs. 155.1% in Q3 2022.

•	Common Equity Tier 1 ratio of 16.39%, Common Equity per Share of $56.66 and Tangible Book Value per Share of $44.97 at December 31, 2022.

SAN JUAN, Puerto Rico – (BUSINESS WIRE) – Popular, Inc. (the “Corporation,” “Popular,” “we,” “us,” “our”) (NASDAQ:BPOP) reported net income of $257.1 million for the quarter ended December 31, 2022, compared to net income of $422.4 million for the quarter ended September 30, 2022. Excluding the effects of the partial release of $68.2 million of the deferred tax asset valuation allowance, the net income for the fourth quarter was $188.9 million. The net income for the third quarter was $195.8 million after excluding the impact of the completed Evertec Transactions (as defined below) and related accounting adjustments.

Ignacio Alvarez, President and Chief Executive Officer, said: “We ended 2022 with a solid performance in the fourth quarter helping us achieve record earnings of $1.1 billion for the year. During the quarter, we continued to see broad-based loan growth and strong credit quality metrics, although our net interest income was impacted by higher deposit costs, primarily related to our portfolio of P.R. public deposits.

Our record annual earnings are the product of focusing on long-term customer relationships and sustainable growth strategies. In addition to outstanding earnings, during 2022, we also completed important strategic initiatives such as the acquisition of key customer-facing channels from Evertec and launched a broad-based multi-year, technological and business process transformation across the entire Company. We also returned $631 million to our shareholders through common stock share repurchases and increased our quarterly common stock dividend to $0.55 per share.

During 2023, we will continue to leverage the benefits of the Evertec transaction and will focus on growing and deepening our strong commercial and retail franchise in P.R. as we continue to look for appropriate opportunities in the U.S. market.

While we are aware of the macroeconomic headwinds related to inflation and geopolitical risks, we are confident that given the amount of stimulative support from federal funds, P.R. will continue its growth path, albeit perhaps at a slower pace.

2023 marks our 130th anniversary. During this time, we adapted and transformed ourselves on multiple occasions to address many political, economic and competitive changes that have occurred. We are committed to continuing that transformation by investing in the future of our organization, our people and the communities we serve to meet future challenges and continue to provide value to our shareholders.”

Significant Events

Transformation Initiative:

Popular has launched a significant, multi-year corporate transformation initiative designed to expand its digital capabilities, modernize its technology platform, and implement agile and efficient business processes across the Corporation.

Since completing the Evertec Transactions on July 1, 2022, through December 31, 2022, excluding compensation costs of our employees involved in the initiative, we expensed $24 million toward this effort, primarily in professional fees and technology related expenses. In 2023, we plan an expense of approximately $50 million toward this effort, excluding employee compensation and capitalized costs. We expect the expenses tied to this transformation initiative, which will continue through 2025 to result in an enhanced digital experience for our clients, as well as better technology and more efficient processes for our employees. We expect this effort to contribute to better efficiency and higher earnings, resulting in a targeted sustainable return on tangible common equity of 14% by the end of 2025.

To facilitate the transparency of our progress with these efforts, we have now separated technology, professional fees and transactional activities as standalone expense categories in the statement of operations.

Transfer of Securities from Available-for Sale to Held-To-Maturity

In October 2022, the Corporation transferred U.S. Treasury securities with a fair value of $6.5 billion (par value of $7.4 billion) from its available-for-sale portfolio to its held-to-maturity portfolio. Management changed its intent to hold these securities to maturity, given the Corporation’s liquidity position and its intention to reduce the impact on accumulated other comprehensive income (“AOCI”) and tangible capital of further increases in interest rates.

The securities were reclassified at fair value at the time of the transfer. At the date of the transfer, these securities had pre-tax unrealized losses of $873.0 million recorded in AOCI. This fair value discount is being accreted to interest income and the unrealized loss remaining in AOCI is being amortized, offsetting each other through the remaining life of the securities. There were no realized gains or losses recorded as a result of this transfer.

While changes in the amount of unrealized gains and losses in AOCI have an impact on the Corporation’s and its wholly-owned banking subsidiaries’ tangible capital ratios, they do not impact regulatory capital ratios, in accordance with the regulatory framework.

Capital Actions

On December 7, 2022 the Corporation completed the settlement of its previously announced accelerated share repurchase agreement (“ASR Agreement”) for the repurchase of an aggregate $231 million of Popular’s common stock, for which an initial 2,339,241 shares (the “Initial Shares”) were delivered on August 26, 2022. The transaction was accounted for as a treasury stock transaction. As a result of the receipt of the Initial Shares, the Corporation recognized in shareholders’ equity approximately $185 million in treasury stock and $46 million as a reduction of capital surplus. Upon the final settlement of the ASR Agreement, the Corporation received an additional 840,024 shares of common stock and recognized approximately $60 million as treasury stock with a corresponding increase in its capital surplus account. The Corporation repurchased a total of 3,179,265 shares at an average purchase price of $72.66 under the ASR Agreement.

Partial Release of the Deferred tax Asset Valuation Allowance

During the fourth quarter of 2022, the Corporation recorded a partial reversal of the deferred tax asset valuation allowance of the U.S. operations of $68.2 million. As of December 31, 2022 the deferred tax asset (“DTA”) for the U.S. operations, mainly related to net operating losses (“NOLs”), was valued at $278 million, net of the corresponding valuation allowance of $423 million. The additional reversal during the fourth quarter was determined based on management’s expectation of the realization of additional amounts of federal and states NOLs over their remining carryover period. The determination was based on the U.S. operations’ sustained profitability during the years ended December 31, 2021 and 2022, together with evidence of stable credit metrics and the length of the expiration of the net operating losses. As of December 31, 2022, the Corporation had approximately $525 million in DTA related to federal NOLs with expiration dates between 2028 and 2033 and approximately $155 million in DTA related to state NOLs with expiration dates between 2031 and 2036.

Earnings Highlights

(Unaudited)	Quarters ended			Years ended
(Dollars in thousands, except per share information)	31-Dec-22	30-Sep-22	31-Dec-21	31-Dec-22	31-Dec-21
Net interest income	$559,566	$579,619	$501,283	$2,167,359	$1,957,590
Provision for credit losses (benefit)	49,531	39,637	(33,050)	83,030	(193,464)

Net interest income after provision for credit losses (benefit)	510,035	539,982	534,333	2,084,329	2,151,054
Other non-interest income	158,465	426,494	164,677	897,062	642,128
Operating expenses	461,708	476,095	417,394	1,746,420	1,549,275

Income before income tax	206,792	490,381	281,616	1,234,971	1,243,907
Income tax (benefit) expense	(50,347)	67,986	75,552	132,330	309,018

Net income	$257,139	$422,395	$206,064	$1,102,641	$934,889

Net income applicable to common stock	$256,786	$422,042	$205,711	$1,101,229	$933,477

Net income per common share-basic	$3.56	$5.71	$2.59	$14.65	$11.49

Net income per common share-diluted	$3.56	$5.70	$2.58	$14.63	$11.46

Net interest income on a taxable equivalent basis – Non-GAAP financial measure

Net interest income, on a taxable equivalent basis, is presented with its different components in Table D and E for the quarter and year ended December 31, 2022 and comparable periods. Net interest income on a taxable equivalent basis is a non-GAAP financial measure. Management believes that this presentation provides meaningful information since it facilitates the comparison of revenues arising from taxable and tax-exempt sources.

Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

Net interest income for the quarter ended December 31, 2022 was $559.6 million, compared to $579.6 million in the previous quarter, a decrease of $20.0 million. Net interest income on a taxable equivalent basis for the fourth quarter of 2022 was $621.5 million compared to $646.6 million in the previous quarter, a decrease of $25.1 million.

Net interest margin for the quarter was 3.28% compared to 3.32% in the previous quarter. On a taxable equivalent basis, net interest margin for the fourth quarter of 2022 was 3.64%, compared to 3.71% in the prior quarter. The decrease in net interest margin is mainly related to a higher interest expense on deposits, partially offset by higher volume of loans and change to the earning asset mix, with increases in loan balances and reductions to lower yielding money markets, investments and trading securities. The main variances in net interest income on a taxable equivalent basis were:

•	higher interest expense on deposits by $78.4 million due to the increase in rates, mainly from Puerto Rico government deposits.

partially offset by:

•

higher interest income from money market deposits by $13.9 million, resulting from higher yield of the portfolio by 166 basis points driven mainly by the full quarter’s effect of increases in the interest on excess funds at the Federal Reserve at the end of July and September, fully impacting the fourth quarter, and further increases at the beginning of November and mid-December, partially offset by lower volume by $1.5 billion mainly related to a decrease in deposits and a higher loan volume; and

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quarter-over-quarter, the Corporation’s loan portfolio’s average balance increased by $980 million reflecting increases in the U.S. and P.R. and across all major loan segments except construction loans. Loan origination in a higher interest rate environment and the repricing of adjustable-rate loans resulted in a higher yield on loans by 31 basis points. The categories with the highest impact were commercial loans with an increase of $29.5 million in interest income or 49 basis points and consumer loans that increased $8.1 million or 52 basis points

Net interest income for the Banco Popular de Puerto Rico (“BPPR”) segment amounted to $472.4 million for the fourth quarter of 2022, compared to $488.1 million in the third quarter of 2022. Net interest margin remained flat at 3.26% compared to 3.27% in the third quarter of 2022. The decrease in net interest income of $15.7 million was mostly driven by a higher cost of deposits, partially offset by the improvement in the yield on earning assets and the change to the asset mix. The yield on earning assets increased 45 basis points driven by the repricing of money market investments and adjustable-rate loans and a higher volume of average loans by $671 million. Earning assets decreased by $1.6 billion mainly driven by the decrease of P.R. public sector and commercial interest-bearing deposits. The cost of interest-bearing deposits increased 67 basis points to 1.13% from 0.46% the previous quarter. The increase in the cost of deposits was mainly impacted by the repricing of public funds and corporate clients. Total deposit cost for the quarter increased by 49 basis points from 0.34% to 0.83%.

Net interest income for Popular Bank (“PB”) was $94.2 million for the quarter ended December 31, 2022, compared to $98.9 million during the previous quarter, a decrease of $4.7 million. Net interest margin decreased 29 basis points in the quarter to 3.55% compared to 3.84% in the third quarter of the year. The decrease in net interest margin was mostly driven by a higher cost of deposits, partially offset by higher volume of loans and the repricing, of adjustable-rate loans driven by the changes in interest rates. The cost of interest-bearing deposits was 1.71% compared to 0.85%, or an increase of 86 basis points while total deposit cost was 1.34% compared to 0.67% in the previous quarter.

Non-interest income

Non-interest income amounted to $158.5 million for the fourth quarter of 2022, a decrease of $268.0 million compared to $426.5 million in the previous quarter. The results for the third quarter of 2022 included $257.7 million from the gain on the sale of the Corporation’s shares from Evertec, Inc. (“Evertec”), including those sold in connection BPPR’s acquisition of certain assets from Evertec Group, LLC, a wholly owned subsidiary of Evertec, to service certain BPPR channels (the “Evertec Business Acquisition”), the subsequent the sale of BPPR’s remaining 7,065,634 shares of common stock of Evertec, Inc. (together with the Evertec Business Acquisition, the “Evertec Transactions”) and related accounting adjustments. Other factors that contributed to the variance in non-interest income were:

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Lower service charges on deposit accounts by $5.3 million due to lower overdraft related charges and lower cash management service charges from commercial clients due to higher earnings credits on transactional accounts;

•

lower mortgage banking activities by $2.9 million due to a negative variance in the valuation of mortgage servicing rights by $2.1 million and a negative variance of $1.0 million in gains from loans securitization activity, net of valuation adjustments on loans held-for-sale;

•	an unfavorable variance in the adjustments for indemnity reserves on loans previously sold of $1.9 million;

•

a favorable adjustment recorded in the third quarter of $9.2 million in the fair value of the contingent consideration related to purchase price adjustments for the Popular Equipment Finance (“PEF”) acquisition of the K2 Capital Group LLC business in 2021 (‘’K2 Acquisition’’), after the Corporation updated its estimates related to the realizability of the earnings targets for the contingent payment; and

•	lower earnings from the portfolio of equity method investments by $2.2 million, excluding Evertec;

partially offset by:

•	a gain of $8.2 million from the sale of an investment which had been previously written off;

•

higher other service fees by $2.6 million mainly due to higher credit and debit card fees related to interchange income and seasonal activity, partially offset by lower insurance fees, including contingent payments of approximately $500,000 received during the third quarter; and

•

a favorable variance of $1.8 million on the fair value adjustments to the portfolio of equity securities related to deferred benefit plans, which have an offsetting effect recorded as higher personnel costs;

Refer to Table B for further details.

Operating expenses

Operating expenses for the fourth quarter of 2022 totaled $461.7 million, a decrease of $14.4 million when compared to the third quarter of 2022. The variance in operating expenses was driven primarily by:

•

lower personnel costs by $3.7 million mainly due to a decrease in health insurance costs by $4.7 million, lower profit-sharing accrual and lower commissions, incentives and other bonuses by $2.6 million partially offset by higher salaries and other personnel costs by $3.6 million;

•	lower credit and debit card processing and transactional expenses by $3.3 million mainly due to transaction volume rebates and incentives recognized during the quarter;

•

higher other real estate owned (OREO) benefit by $6.7 million mainly due to higher gain on sale of mortgage and commercial properties and higher expense claim reimbursement from federal government agency programs;

•

lower other operating expenses by $12.0 million, mainly due to the effect of a previous quarter expense related to the Evertec Transactions of $17.3 million, partially offset by $2.0 million of higher sundry loss reserves and

•

a goodwill impairment charge of $9.0 million recorded during the previous quarter due to a decrease in PEF’s projected earnings considered as part of the Corporation’s annual goodwill impairment analysis.

partially offset by:

•	higher equipment expenses by $1.1 million due to higher maintenance and repair costs of equipment;

•	higher professional fees by $1.5 million mainly due to higher advisory expense related to corporate initiatives;

•	higher technology and software expenses by $9.9 million mainly due to various ongoing technology projects;

•

higher other processing and transactional services by $3.7 million mainly due to higher incentives received during the prior quarter related to the ATH Network Participation Agreement entered into in connection with the Evertec Business Acquisition; and

•	higher business promotion expenses by $3.8 million mainly due to seasonal projects and sponsorships during the quarter.

Full-time equivalent employees were 8,813 as of December 31, 2022 compared to 8,747 as of September 30, 2022.

For a breakdown of operating expenses by category refer to Table B.

Income Taxes

For the quarter ended December 31, 2022, the Corporation recorded an income tax benefit of $50.3 million compared to an income tax expense of $68.0 million for the previous quarter. The favorable variance in income tax expense was mainly attributable to a partial reversal of the deferred tax asset valuation allowance of the U.S. operation during the fourth quarter of $68.2 million and lower income before tax, higher benefit from tax-exempt income, including true-up adjustment of $9.5 million in relation to the fiscal year 2021 tax returns for the P.R. subsidiaries filed in the fourth quarter and related year-to-date adjustments for the same concept. The effective tax rate (“ETR”) for the fourth quarter was of (24)%. Excluding the impact of the partial release of the valuation allowance and true up adjustment, the ETR for the fourth quarter was of 12%, compared to 14% for the previous quarter. The ETR of the Corporation is impacted by the composition and source of its taxable income. The Corporation expects its ETR for the year 2023 to be within a range from 18% to 22%.

Credit Quality

During the fourth quarter of 2022, the Corporation continued to reflect stable credit quality trends with low levels of NCOs and decreasing NPLs. We continue to closely monitor changes in the macroeconomic environment and on borrower performance, given inflationary pressures and geopolitical uncertainty. However, management believes that the improvement over recent years in the risk profile of the Corporation’s loan portfolios positions Popular to operate successfully under the current environment.

The following presents credit quality results for the fourth quarter of 2022:

•

At December 31, 2022, total non-performing loans held-in-portfolio decreased by $14.0 million from September 30, 2022. BPPR’s NPLs decreased by $8.2 million, mostly driven by lower mortgage and commercial NPLs by $10.4 million and $5.3 million, respectively, in part offset by higher auto loans NPLs by $6.5 million. PB’s NPLs decreased by $5.8 million quarter-over-quarter, mostly due to a $8.7 million charge-off on a previously reserved commercial borrower in the healthcare industry that was placed in non-accrual status the previous quarter. At December 31, 2022, the ratio of NPLs to total loans held-in-portfolio remained flat at 1.4%, compared to the third quarter of 2022.

•

Inflows of NPLs held-in-portfolio, excluding consumer loans, decreased by $2.7 million quarter-over-quarter. In BPPR, total inflows increased by $5.0 million, mostly driven by higher mortgage inflows of $5.1 million. Mortgage inflows continued trending lower than pre-pandemic levels. NPL inflows at PB decreased by $7.6 million quarter-over-quarter, mainly driven by the abovementioned commercial healthcare loan placed in non-accrual in the previous quarter.

•

NCOs amounted to $31.2 million, an increase of $13.0 million when compared to the third quarter of 2022. BPPR’s NCOs remained stable, increasing by $1.5 million quarter-over-quarter, mainly driven by higher consumer NCOs by $5.5 million, mostly due to higher auto NCOs, in part offset by lower mortgage NCOs by $4.0 million. PB’s NCOs increased by $11.5 million quarter-over-quarter, mainly due to the charge-off on the abovementioned healthcare loan. During the fourth quarter of 2022, the Corporation’s ratio of annualized net charge-offs to average loans held-in-portfolio was 0.39%, compared to 0.24% in the third quarter of 2022. Refer to Table M for further information on net charge-offs and related ratios.

•

At December 31, 2022, the ACL increased by $17.2 million, or 2.5%, from the third quarter of 2022 to $720.3 million. The ACL incorporated updated macroeconomic scenarios for Puerto Rico and the United States. Given that any one economic outlook is inherently uncertain, the Corporation leverages multiple scenarios to estimate its ACL. The baseline scenario continues to be assigned the highest probability, followed by the pessimistic scenario.

•

The baseline scenario assumes a 2023 annualized GDP growth for Puerto Rico and the United States of 1.3% and 0.7%, respectively, compared to 2.2% and 1.5% in the previous quarter. For 2022, annualized expected growth was 2.6% and 1.8% for Puerto Rico and United States, respectively. The reduction in 2023 is due to the expected slowdown in the economy as a result of tight monetary policy, weaker job growth and persistent inflation.

•

The 2023 average unemployment rate remained largely consistent quarter-over-quarter forecasted at 7.8% and 4.0% for Puerto Rico and United States, respectively, compared to 7.8% and 3.9% respectively, in the previous forecast. In 2023, weaker job growth due to the expected slowdown in the economy will contribute to the increase in unemployment rate from 2022 average levels of 6.4% for Puerto Rico and 3.7% for the United States.

•

In BPPR, the ACL increased by $24.6 million, mostly driven by changes in the economic scenario, higher loan volumes and changes in credit quality. The ACL for the PB segment decreased by $7.4 million quarter-over-quarter, mainly driven by an $8.7 million charge-off on the previously mentioned commercial healthcare NPL. The Corporation’s ratio of the allowance for credit losses to loans held-in-portfolio was 2.25% in the fourth quarter of 2022, compared to 2.23% in the previous quarter. The ratio of the allowance for credit losses to NPLs held-in-portfolio stood at 163.9%, compared to 155.1% in the previous quarter.

•

The provision for credit losses for the loan portfolios for the fourth quarter of 2022 was an expense of $48.3 million, compared to an expense of $39.5 million in the previous quarter, reflecting the previously mentioned changes in the allowance for credit losses. The provision for the BPPR segment was an expense of $44.4 million, compared to an expense of $28.7 million in the previous quarter, while the provision for the PB segment was an expense of $3.9 million, compared to an expense of $10.8 million in the previous quarter.

•

The provision for unfunded commitments for the third quarter of 2022 was an expense of $1.5 million, compared to an expense of $0.4 million in the previous quarter. The provision for credit losses in our investment portfolio was a benefit of $0.3 million, flat quarter-over-quarter. The provision for unfunded loan commitments, provision for credit losses on our loan and lease portfolios and provision for credit losses on our investment portfolio are aggregated and presented in the provision for credit losses caption in our Statement of Operations.

Non-Performing Assets

(Unaudited)
(In thousands)	31-Dec-22	30-Sep-22	31-Dec-21
Non-performing loans held-in-portfolio	$439,441	$453,419	$547,877
Other real estate owned (“OREO”)	89,126	93,239	85,077

Total non-performing assets	$528,567	$546,658	$632,954

Net charge-offs (recoveries) for the quarter	$31,200	$18,232	$(7,881)

Ratios:
Loans held-in-portfolio	$32,077,769	$31,523,188	$29,240,557
Non-performing loans held-in-portfolio to loans held-in-portfolio	1.37%	1.44%	1.87%
Allowance for credit losses to loans held-in-portfolio	2.25	2.23	2.38
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	163.91	155.07	126.92

Refer to Table K for additional information.

Provision for Credit Losses (Benefit) - Loan Portfolios

(Unaudited)	Quarters ended			Years ended
(In thousands)	31-Dec-22	30-Sep-22	31-Dec-21	31-Dec-22	31-Dec-21
Provision for credit losses (benefit) - loan portfolios:
BPPR	$44,383	$28,694	$(30,562)	$69,544	$(129,018)
Popular U.S.	3,949	10,825	(859)	13,763	(54,327)

Total provision for credit losses (benefit) - loan portfolios	$48,332	$39,519	$(31,421)	$83,307	$(183,345)

Credit Quality by Segment

(Unaudited) (In thousands)	Quarters ended
BPPR	31-Dec-22	30-Sep-22	31-Dec-21
Provision for credit losses (benefit) - loan portfolios	$44,383	$28,694	$(30,562)
Net charge-offs (recoveries)	19,846	18,396	(7,615)
Total non-performing loans held-in-portfolio	402,009	410,215	514,289
Allowance / loans held-in-portfolio	2.73%	2.65%	2.85%
Allowance / non-performing loans held-in-portfolio	153.12%	144.05%	115.53%

	Quarters ended
Popular U.S.	31-Dec-22	30-Sep-22	31-Dec-21
Provision for credit losses (benefit) - loan portfolios	$3,949	$10,825	$(859)
Net charge-offs (recoveries)	11,354	(164)	(266)
Total non-performing loans held-in-portfolio	37,432	43,204	33,588
Allowance / loans held-in-portfolio	1.10%	1.21%	1.21%
Allowance / non-performing loans held-in-portfolio	279.86%	259.61%	301.31%

Financial Condition Highlights

(Unaudited)
(In thousands)	31-Dec-22	30-Sep-22	31-Dec-21
Cash and money market investments	$6,084,096	$5,992,360	$17,965,152
Investment securities	26,553,317	30,434,052	25,267,418
Loans	32,077,769	31,523,188	29,240,557
Total assets	67,637,917	70,729,675	75,097,899
Deposits	61,227,227	64,819,327	67,005,088
Borrowings	1,400,319	1,300,984	1,155,166
Total liabilities	63,544,492	67,054,837	69,128,502
Stockholders’ equity	4,093,425	3,674,838	5,969,397

Total assets amounted to $67.6 billion at December 31, 2022, a decrease of $3.1 billion from the third quarter of 2022, driven by:

•

A decrease in debt securities of $3.9 billion due to maturities and paydowns, partially offset by purchases and a favorable variance of $193.4 million in net unrealized losses in the portfolio of available-for-sale securities.

partially offset by:

•

an increase in loans held-in-portfolio of $0.6 billion across all loan categories, except construction loans. The increase was mainly due to commercial loan growth at both BPPR and PB and an increase in mortgage and consumer loans at BPPR, mainly in personal loans and credit cards.

Total liabilities decreased by $3.5 billion from the third quarter of 2022, driven by:

•

a decrease of $3.6 billion in deposits, mainly in Puerto Rico public sector deposits by $2.2 billion, and non-public deposits by $1.4 billion mainly from commercial interest-bearing accounts in Puerto Rico;

partially offset by:

•	an increase in borrowings of $115.0 million, mainly due to advances from the FHLB at PB.

Stockholders’ equity increased by $418.6 million from the third quarter of 2022, principally due to net income for the quarter of $257.1 million and a favorable variance of $193.4 million in net unrealized losses in the portfolio of available-for-sale securities, partially offset by dividends declared for the quarter.

Common equity tier-1 ratio (“CET1”), common equity per share and tangible book value per share were 16.39%, $56.66 and $44.97, respectively, at December 31, 2022, compared to 16.04%, $50.26 and $38.69 at September 30, 2022. Refer to Table A for capital ratios.

Refer to Table C for the Statements of Financial Condition.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those regarding Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include, without limitation, the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings, new accounting standards on the Corporation’s financial condition and results of operations, the scope and duration of the COVID-19 pandemic (including the appearance of new strains of the virus), actions taken by governmental authorities in response thereto, and the direct and indirect impact of the pandemic on Popular, our customers, service providers and third parties. Other factors include Popular’s ability to successfully execute its transformation initiative, including, but not limited to, achieving projected earnings, efficiencies and return on tangible common equity and accurately anticipating costs and expenses associated therewith. The Corporation’s ability to successfully transition and integrate the assets acquired as part of the Evertec Business Acquisition, related operations, employees and third party contractors; unexpected costs, including, without limitation, costs due to exposure to any unrecorded liabilities or issues not identified during due diligence investigation of the Evertec Business Acquisition or that are not subject to indemnification or reimbursement by Evertec; operational risks that may affect Popular and other risks arising from the acquisition of the acquired assets or by adverse effects on relationships with customers, employees and service providers and business and other risks arising from the extension of Popular’s current commercial agreements with Evertec may also cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Form 10-K for the year ended December 31, 2021, in our Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, and in our Form 10-K for the year ended December 31, 2022 to be filed with the Securities and Exchange Commission. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

About Popular, Inc.

Popular, Inc. (NASDAQ: BPOP) is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Conference Call

Popular will hold a conference call to discuss its financial results today Wednesday, January 25, 2023 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed through the Investor Relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 1-844-200-6205 (Toll Free) or 1-646-904-5544 (Local). The dial-in access code is 922986.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Friday, February 24, 2023. The replay dial in is: 1-866-813-9403 or 1-929-458-6194. The replay passcode is 431712.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

Table E - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

Table F - Mortgage Banking Activities and Other Service Fees

Table G - Loans and Deposits

Table H - Loan Delinquency - BPPR OPERATIONS

Table I - Loan Delinquency - POPULAR U.S. OPERATIONS

Table J - Loan Delinquency - CONSOLIDATED

Table K - Non-Performing Assets

Table L - Activity in Non-Performing Loans

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table N - Allowance for Credit Losses - Loan Portfolios - CONSOLIDATED

Table O - Allowance for Credit Losses - Loan Portfolios - BPPR OPERATIONS

Table P - Allowance for Credit Losses - Loan Portfolios - POPULAR U.S. OPERATIONS

Table Q - Reconciliation to GAAP Financial Measures

POPULAR, INC.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table A - Selected Ratios and Other Information

(Unaudited)

	Quarters ended			Years ended
	31-Dec-22	30-Sep-22	31-Dec-21	31-Dec-22	31-Dec-21
Basic EPS	$3.56	$5.71	$2.59	$14.65	$11.49
Diluted EPS	$3.56	$5.70	$2.58	$14.63	$11.46
Average common shares outstanding	72,101,177	73,955,184	79,477,823	75,147,263	81,263,027
Average common shares outstanding - assuming dilution	72,192,680	74,057,332	79,652,836	75,274,003	81,420,154
Common shares outstanding at end of period	71,853,720	72,673,344	79,851,169	71,853,720	79,851,169
Market value per common share	$66.32	$72.06	$82.04	$66.32	$82.04
Market capitalization - (In millions)	$4,765	$5,237	$6,551	$4,765	$6,551
Return on average assets	1.46%	2.31%	1.09%	1.52%	1.31%
Return on average common equity	16.59%	27.72%	13.74%	18.39%	16.22%
Net interest margin (non-taxable equivalent basis)	3.28%	3.32%	2.78%	3.11%	2.88%
Net interest margin (taxable equivalent basis) -non-GAAP	3.64%	3.71%	3.02%	3.46%	3.19%
Common equity per share	$56.66	$50.26	$74.48	$56.66	$74.48
Tangible common book value per common share (non-GAAP) [1]	$44.97	$38.69	$65.26	$44.97	$65.26
Tangible common equity to tangible assets (non-GAAP) [1]	4.84%	4.02%	7.01%	4.84%	7.01%
Return on average tangible common equity [1]	19.23%	31.86%	15.66%	21.13%	18.47%
Tier 1 capital	16.45%	16.10%	17.49%	16.45%	17.49%
Total capital	18.26%	17.92%	19.35%	18.26%	19.35%
Tier 1 leverage	8.15%	7.65%	7.41%	8.15%	7.41%
Common Equity Tier 1 capital	16.39%	16.04%	17.42%	16.39%	17.42%

[1]	Refer to Table Q for reconciliation to GAAP financial measures.

POPULAR, INC.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table B - Consolidated Statement of Operations

(Unaudited)

	Quarters ended		Variance	Quarter ended	Variance	Years ended
			Q4 2022		Q4 2022
(In thousands, except per share information)	31-Dec-22	30-Sep-22	vs. Q3 2022	31-Dec-21	vs. Q4 2021	31-Dec-22	31-Dec-21
Interest income:
Loans	$522,042	$481,088	$40,954	$444,101	$77,941	$1,876,166	$1,747,827
Money market investments	50,908	36,966	13,942	6,847	44,061	118,080	21,147
Investment securities	140,244	133,181	7,063	88,315	51,929	471,665	353,663

Total interest income	713,194	651,235	61,959	539,263	173,931	2,465,911	2,122,637

Interest expense:
Deposits	139,338	60,897	78,441	26,331	113,007	252,845	111,621
Short-term borrowings	4,488	921	3,567	60	4,428	5,737	319
Long-term debt	9,802	9,798	4	11,589	(1,787)	39,970	53,107

Total interest expense	153,628	71,616	82,012	37,980	115,648	298,552	165,047

Net interest income	559,566	579,619	(20,053)	501,283	58,283	2,167,359	1,957,590
Provision for credit losses (benefit)	49,531	39,637	9,894	(33,050)	82,581	83,030	(193,464)

Net interest income after provision for credit losses (benefit)	510,035	539,982	(29,947)	534,333	(24,298)	2,084,329	2,151,054

Service charges on deposit accounts	34,682	40,006	(5,324)	41,613	(6,931)	157,210	162,698
Other service fees	89,022	86,402	2,620	83,793	5,229	334,009	311,248
Mortgage banking activities	6,562	9,448	(2,886)	17,035	(10,473)	42,450	50,133
Net gain on sale of debt securities	—	—	—	—	—	—	23
Net gain (loss), including impairment, on equity securities	317	(1,448)	1,765	(1,454)	1,771	(7,334)	131
Net gain (loss) on trading account debt securities	162	(274)	436	(355)	517	(784)	(389)
Net loss on sale of loans, including valuation adjustments on loans held-for-sale	—	—	—	—	—	—	(73)
Adjustments to indemnity reserves on loans sold	(221)	1,715	(1,936)	1,398	(1,619)	919	4,406
Other operating income	27,941	290,645	(262,704)	22,647	5,294	370,592	113,951

Total non-interest income	158,465	426,494	(268,029)	164,677	(6,212)	897,062	642,128

Operating expenses:
Personnel costs
Salaries	116,503	115,887	616	96,830	19,673	432,910	371,644
Commissions, incentives and other bonuses	39,570	42,209	(2,639)	34,853	4,717	155,889	142,212
Pension, postretirement and medical insurance	12,452	17,120	(4,668)	13,971	(1,519)	56,085	52,077
Other personnel costs, including payroll taxes	21,612	18,627	2,985	14,818	6,794	74,880	65,869

Total personnel costs	190,137	193,843	(3,706)	160,472	29,665	719,764	631,802
Net occupancy expenses	27,812	27,420	392	26,755	1,057	106,169	102,226
Equipment expenses	9,828	8,735	1,093	9,656	172	35,626	32,919
Other taxes	16,142	15,966	176	15,160	982	63,603	56,783
Professional fees	49,159	47,662	1,497	32,607	16,552	172,043	126,721
Technology and software expenses	78,264	68,341	9,923	70,916	7,348	291,902	277,979
Processing and transactional services
Credit and debit cards	10,278	13,531	(3,253)	7,578	2,700	45,455	40,383
Other processing and transactional services	22,509	18,837	3,672	21,370	1,139	81,690	80,984

Total processing and transactional services	32,787	32,368	419	28,948	3,839	127,145	121,367
Communications	3,857	3,858	(1)	3,559	298	14,885	14,029
Business promotion
Rewards and customer loyal programs	13,538	14,344	(806)	11,752	1,786	51,832	38,919
Other business promotion	14,596	10,004	4,592	14,081	515	37,086	34,062

Total business promotion	28,134	24,348	3,786	25,833	2,301	88,918	72,981
FDIC deposit insurance	6,342	6,610	(268)	6,688	(346)	26,787	25,579
Other real estate owned (OREO) income	(9,180)	(2,444)	(6,736)	(3,860)	(5,320)	(22,143)	(14,414)

Other operating expenses
Operational losses	9,018	7,145	1,873	16,820	(7,802)	32,049	38,391
All other	18,614	32,448	(13,834)	17,795	819	77,397	53,778

Total other operating expenses	27,632	39,593	(11,961)	34,615	(6,983)	109,446	92,169
Amortization of intangibles	794	795	(1)	6,045	(5,251)	3,275	9,134
Goodwill impairment charge	—	9,000	(9,000)	—	—	9,000	—

Total operating expenses	461,708	476,095	(14,387)	417,394	44,314	1,746,420	1,549,275

Income before income tax	206,792	490,381	(283,589)	281,616	(74,824)	1,234,971	1,243,907
Income tax (benefit) expense	(50,347)	67,986	(118,333)	75,552	(125,899)	132,330	309,018

Net income	$257,139	$422,395	$(165,256)	$206,064	$51,075	$1,102,641	$934,889

Net income applicable to common stock	$256,786	$422,042	$(165,256)	$205,711	$51,075	$1,101,229	$933,477

Net income per common share - basic	$3.56	$5.71	$(2.15)	$2.59	$0.97	$14.65	$11.49

Net income per common share - diluted	$3.56	$5.70	$(2.14)	$2.58	$0.98	$14.63	$11.46

Dividends Declared per Common Share	$0.55	$0.55	$—	$0.45	$0.10	$2.20	$1.75

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table C - Consolidated Statement of Financial Condition

(Unaudited)

				Variance
				Q4 2022 vs.
(In thousands)	31-Dec-22	30-Sep-22	31-Dec-21	Q3 2022
Assets:
Cash and due from banks	$469,501	$2,017,312	$428,433	$(1,547,811)
Money market investments	5,614,595	3,975,048	17,536,719	1,639,547
Trading account debt securities, at fair value	27,723	30,271	29,711	(2,548)
Debt securities available-for-sale, at fair value	17,804,374	28,264,148	24,968,269	(10,459,774)
Debt securities held-to-maturity, at amortized cost	8,525,366	1,953,710	79,461	6,571,656
Less: Allowance for credit losses	6,911	7,210	8,096	(299)

Total debt securities held-to-maturity, net	8,518,455	1,946,500	71,365	6,571,955

Equity securities	195,854	185,923	189,977	9,931
Loans held-for-sale, at lower of cost or fair value	5,381	8,065	59,168	(2,684)
Loans held-in-portfolio	32,372,925	31,805,921	29,506,225	567,004
Less: Unearned income	295,156	282,733	265,668	12,423
Allowance for credit losses	720,302	703,096	695,366	17,206

Total loans held-in-portfolio, net	31,357,467	30,820,092	28,545,191	537,375

Premises and equipment, net	498,711	492,685	494,240	6,026
Other real estate	89,126	93,239	85,077	(4,113)
Accrued income receivable	240,195	224,307	203,096	15,888
Mortgage servicing rights, at fair value	128,350	130,541	121,570	(2,191)
Other assets	1,847,813	1,700,378	1,628,571	147,435
Goodwill	827,428	827,428	720,293	—
Other intangible assets	12,944	13,738	16,219	(794)

Total assets	$67,637,917	$70,729,675	$75,097,899	$(3,091,758)

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$15,960,557	$17,605,339	$15,684,482	$(1,644,782)
Interest bearing	45,266,670	47,213,988	51,320,606	(1,947,318)

Total deposits	61,227,227	64,819,327	67,005,088	(3,592,100)

Assets sold under agreements to repurchase	148,609	162,450	91,603	(13,841)
Other short-term borrowings	365,000	250,000	75,000	115,000
Notes payable	886,710	888,534	988,563	(1,824)
Other liabilities	916,946	934,526	968,248	(17,580)

Total liabilities	63,544,492	67,054,837	69,128,502	(3,510,345)

Stockholders’ equity:
Preferred stock	22,143	22,143	22,143	—
Common stock	1,047	1,046	1,046	1
Surplus	4,790,993	4,652,508	4,650,182	138,485
Retained earnings	3,834,348	3,694,020	2,973,745	140,328
Treasury stock	(2,030,178)	(1,970,548)	(1,352,650)	(59,630)
Accumulated other comprehensive loss, net of tax	(2,524,928)	(2,724,331)	(325,069)	199,403

Total stockholders’ equity	4,093,425	3,674,838	5,969,397	418,587

Total liabilities and stockholders’ equity	$67,637,917	$70,729,675	$75,097,899	$(3,091,758)

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table D - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - QUARTER

(Unaudited)

	Quarters ended									Variance
	31-Dec-22			30-Sep-22			31-Dec-21			Q4 2022 vs. Q3 2022			Q4 2022 vs. Q4 2021
($ amounts in millions)	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate
Assets:
Interest earning assets:
Money market investments	5,262	50.9	3.84%	6,721	37.0	2.18%	17,885	6.9	0.15%	(1,459)	13.9	1.66%	(12,623)	44.0	3.69%
Investment securities	30,843	189.2	2.44%	31,859	186.8	2.33%	24,797	118.4	1.90%	(1,016)	2.4	0.11%	6,046	70.8	0.54%
Trading securities	30	0.3	4.28%	40	0.6	6.09%	82	1.1	5.43%	(10)	(0.3)	(1.81)%	(52)	(0.8)	(1.15)%

Total money market, investment and trading securities	$36,135	$240.4	2.65%	$38,620	$224.4	2.31%	$42,764	$126.4	1.18%	($2,485)	$16.0	0.34%	($6,629)	$114.0	1.47%

Loans:
Commercial	15,503	234.7	6.01	14,750	205.2	5.52	13,395	188.6	5.59	753	29.5	0.49	2,108	46.1	0.42
Construction	769	14.6	7.54	835	13.4	6.38	777	10.7	5.46	(66)	1.2	1.16	(8)	3.9	2.08
Mortgage	7,346	98.9	5.38	7,264	98.4	5.42	7,504	96.4	5.14	82	0.5	(0.04)	(158)	2.5	0.24
Consumer	2,961	91.5	12.26	2,818	83.4	11.74	2,471	68.1	10.93	143	8.1	0.52	490	23.4	1.33
Auto	3,576	71.9	7.98	3,562	71.2	7.93	3,432	71.3	8.24	14	0.7	0.05	144	0.6	(0.26)
Lease financing	1,557	23.1	5.92	1,503	22.2	5.90	1,359	20.3	5.97	54	0.9	0.02	198	2.8	(0.05)

Total loans	31,712	534.7	6.70	30,732	493.8	6.39	28,938	455.4	6.26	980	40.9	0.31	2,774	79.3	0.44

Total interest earning assets	$67,847	$775.1	4.54%	$69,352	$718.2	4.12%	$71,702	$581.8	3.23%	$(1,505)	$56.9	0.42%	$(3,855)	$193.3	1.31%

Allowance for credit losses - loan portfolio	(711)			(691)			(719)			(20)			8
Allowance for credit losses - investment securities	(7)			(7)			(9)			—			2
Other non-interest earning assets	2,921			3,822			3,844			(901)			(923)

Total average assets	$70,050			$72,476			$74,818			$(2,426)			$(4,768)

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$24,399	$106.5	1.73%	$25,993	$36.4	0.56%	$28,205	$7.7	0.11%	$(1,594)	$70.1	1.17%	$(3,806)	$98.8	1.62%
Savings	15,248	11.0	0.29	15,514	8.0	0.20	16,324	6.8	0.17	(266)	3.0	0.09	(1,076)	4.2	0.12
Time deposits	6,675	21.8	1.29	6,957	16.5	0.94	6,793	11.8	0.69	(282)	5.3	0.35	(118)	10.0	0.60

Total interest-bearing deposits	46,322	139.3	1.19	48,464	60.9	0.50	51,322	26.3	0.20	(2,142)	78.4	0.69	(5,000)	113.0	0.99
Borrowings	1,363	14.3	4.18	1,068	10.7	4.01	1,163	11.6	4.01	295	3.6	0.17	200	2.7	0.17

Total interest-bearing liabilities	47,685	153.6	1.28	49,532	71.6	0.57	52,485	37.9	0.29	(1,847)	82.0	0.71	(4,800)	115.7	0.99

Net interest spread			3.26%			3.55%			2.94%			(0.29)%			0.32%

Non-interest bearing deposits	16,110			15,872			15,455			238			655
Other liabilities	930			1,010			917			(80)			13
Stockholders’ equity	5,325			6,062			5,961			(737)			(636)

Total average liabilities and stockholders’ equity	$70,050			$72,476			$74,818			$(2,426)			$(4,768)

Net interest income / margin on a taxable equivalent basis (Non-GAAP)		$621.5	3.64%		$646.6	3.71%		$543.9	3.02%		($25.1)	(0.07)%		$77.6	0.62%
Taxable equivalent adjustment		61.9			67.0			42.6			(5.1)			19.3

Net interest income / margin non-taxable equivalent basis (GAAP)		$559.6	3.28%		$579.6	3.32%		$501.3	2.78%		($20.0)	(0.04)%		$58.3	0.50%

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table E - Analysis of Levels and Yields on a Taxable Equivalent Basis (Non-GAAP) - YEAR-TO-DATE

(Unaudited)

	Years ended
	31-Dec-22			31-Dec-21			Variance
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
($ amounts in millions)	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market investments	9,531	118.1	1.24%	16,000	21.2	0.13%	(6,469)	96.9	1.11%
Investment securities	29,743	664.3	2.23%	22,931	508.1	2.22%	6,812	156.2	0.01%
Trading securities	51	3.0	5.94%	84	4.3	5.16%	(33)	(1.3)	0.78%

Total money market, investment and trading securities	$39,325	$785.4	2.00%	$39,015	$533.6	1.37%	$310	$251.8	0.63%

Loans:
Commercial	14,562	795.1	5.46	13,455	723.8	5.39	1,107	71.3	0.07
Construction	778	48.9	6.29	849	45.8	5.41	(71)	3.1	0.88
Mortgage	7,323	391.1	5.34	7,696	392.0	5.09	(373)	(0.9)	0.25
Consumer	2,743	320.0	11.67	2,463	275.1	11.17	280	44.9	0.50
Auto	3,525	282.5	8.02	3,322	280.7	8.47	203	1.8	(0.45)
Lease financing	1,475	87.3	5.92	1,289	77.4	6.00	186	9.9	(0.08)

Total loans	30,406	1,924.9	6.33	29,074	1,794.8	6.19	1,332	130.1	0.14

Total interest earning assets	$69,731	$2,710.3	3.89%	$68,089	$2,328.4	3.43%	$1,642	$381.9	0.46%

Allowance for credit losses - loan portfolio	(695)			(796)			101
Allowance for credit losses - investment securities	(8)			(10)			2
Other non-interest earning assets	3,570			3,886			(316)

Total average assets	$72,598			$71,169			$1,429

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$25,884	$158.6	0.61%	$25,959	$31.9	0.12%	(75)	$126.7	0.49%
Savings	15,886	32.4	0.20	15,429	27.1	0.18	457	5.3	0.02
Time deposits	6,853	61.8	0.90	7,028	52.6	0.75	(175)	9.2	0.15

Total interest-bearing deposits	48,623	252.8	0.52	48,416	111.6	0.23	207	141.2	0.29
Borrowings	1,145	45.7	3.99	1,276	53.4	4.19	(131)	(7.7)	(0.20)

Total interest-bearing liabilities	49,768	298.5	0.60	49,692	165.0	0.33	76	133.5	0.27

Net interest spread			3.29%			3.10%			0.19%

Non-interest bearing deposits	16,094			14,687			1,407
Other liabilities	938			1,012			(74)
Stockholders’ equity	5,798			5,778			20

Total average liabilities and stockholders’ equity	$72,598			$71,169			$1,429

Net interest income / margin on a taxable equivalent basis (Non-GAAP)		$2,411.8	3.46%		$2,163.4	3.19%		$248.4	0.27%
Taxable equivalent adjustment		244.4			205.8			38.6

Net interest income / margin non-taxable equivalent basis (GAAP)		$2,167.4	3.11%		$1,957.6	2.88%		$209.8	0.23%

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table F - Mortgage Banking Activities and Other Service Fees

(Unaudited)

Mortgage Banking Activities

	Quarters ended			Variance		Years ended		Variance
(In thousands)	31-Dec-22	30-Sep-22	31-Dec-21	Q4 2022 vs.Q3 2022	Q4 2022 vs.Q4 2021	31-Dec-22	31-Dec-21	2022 vs. 2021
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$8,852	$9,126	$9,492	$(274)	$(640)	$36,487	$38,105	$(1,618)
Mortgage servicing rights fair value adjustments	(2,610)	(499)	1,500	(2,111)	(4,110)	236	(10,206)	10,442

Total mortgage servicing fees, net of fair value adjustments	6,242	8,627	10,992	(2,385)	(4,750)	36,723	27,899	8,824

Net gain (loss) on sale of loans, including valuation on loans held-for-sale	123	1,124	5,428	(1,001)	(5,305)	(251)	21,684	(21,935)

Trading account profit (loss):
Realized gains (losses) on closed derivative positions	310	(240)	691	550	(381)	6,635	1,323	5,312

Total trading account profit (loss)	310	(240)	691	550	(381)	6,635	1,323	5,312

Losses on repurchased loans, including interest advances	(113)	(63)	(76)	(50)	(37)	(657)	(773)	116

Total mortgage banking activities	$6,562	$9,448	$17,035	$(2,886)	$(10,473)	$42,450	$50,133	$(7,683)

Other Service Fees

	Quarters ended			Variance		Years ended		Variance
(In thousands)	31-Dec-22	30-Sep-22	31-Dec-21	Q4 2022 vs.Q3 2022	Q4 2022 vs.Q4 2021	31-Dec-22	31-Dec-21	2022 vs. 2021
Other service fees:
Debit card fees	$13,379	$12,133	$12,392	$1,246	$987	$50,173	$48,637	$1,536
Insurance fees	14,587	15,697	17,848	(1,110)	(3,261)	56,457	57,834	(1,377)
Credit card fees	39,777	37,829	35,649	1,948	4,128	149,403	130,475	18,928
Sale and administration of investment products	5,793	5,952	5,908	(159)	(115)	23,553	23,634	(81)
Trust fees	5,223	5,506	5,858	(283)	(635)	22,799	24,318	(1,519)
Other fees	10,263	9,285	6,138	978	4,125	31,624	26,350	5,274

Total other service fees	$89,022	$86,402	$83,793	$2,620	$5,229	$334,009	$311,248	$22,761

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table G - Loans and Deposits

(Unaudited)

Loans - Ending Balances

				Variance
(In thousands)	31-Dec-22	30-Sep-22	31-Dec-21	Q4 2022 vs.Q3 2022	Q4 2022 vs.Q4 2021
Loans held-in-portfolio:
Commercial	$15,739,132	$15,366,859	$13,732,701	$372,273	$2,006,431
Construction	757,984	816,290	716,220	(58,306)	41,764
Leasing	1,585,739	1,538,504	1,381,319	47,235	204,420
Mortgage	7,397,471	7,311,713	7,427,196	85,758	(29,725)
Auto	3,512,530	3,528,904	3,412,187	(16,374)	100,343
Consumer	3,084,913	2,960,918	2,570,934	123,995	513,979

Total loans held-in-portfolio	$32,077,769	$31,523,188	$29,240,557	$554,581	$2,837,212

Loans held-for-sale:
Mortgage	$5,381	$8,065	$59,168	$(2,684)	$(53,787)

Total loans held-for-sale	$5,381	$8,065	$59,168	$(2,684)	$(53,787)

Total loans	$32,083,150	$31,531,253	$29,299,725	$551,897	$2,783,425

Deposits - Ending Balances

				Variance
(In thousands)	31-Dec-22	30-Sep-22	31-Dec-21	Q4 2022 vs. Q3 2022	Q4 2022 vs.Q4 2021
Demand deposits [1]	$26,382,605	$28,773,328	$25,889,732	$(2,390,723)	$492,873
Savings, NOW and money market deposits (non-brokered)	27,265,156	28,388,057	33,674,134	(1,122,901)	(6,408,978)
Savings, NOW and money market deposits (brokered)	798,064	728,651	729,073	69,413	68,991
Time deposits (non-brokered)	6,442,886	6,731,588	6,685,938	(288,702)	(243,052)
Time deposits (brokered CDs)	338,516	197,703	26,211	140,813	312,305

Total deposits	$61,227,227	$64,819,327	$67,005,088	$(3,592,100)	$(5,777,861)

[1]	Includes interest and non-interest bearing demand deposits.

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table H - Loan Delinquency - BPPR Operations

(Unaudited)

31-Dec-22
BPPR
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$425	$—	$242	$667	$280,706	$281,373	$242	$—
Commercial real estate:
Non-owner occupied	941	428	23,662	25,031	2,732,296	2,757,327	23,662	—
Owner occupied	729	245	23,990	24,964	1,563,092	1,588,056	23,990	—
Commercial and industrial	3,036	941	35,777	39,754	3,756,754	3,796,508	34,277	1,500
Construction	—	—	—	—	147,041	147,041	—	—
Mortgage	222,926	91,881	579,993	894,800	5,215,479	6,110,279	242,391	337,602
Leasing	11,983	3,563	5,941	21,487	1,564,252	1,585,739	5,941	—
Consumer:
Credit cards	7,106	5,049	11,910	24,065	1,017,766	1,041,831	—	11,910
Home equity lines of credit	—	—	—	—	2,954	2,954	—	—
Personal	13,232	8,752	18,082	40,066	1,545,621	1,585,687	18,082	—
Auto	68,868	19,243	40,978	129,089	3,383,441	3,512,530	40,978	—
Other	487	87	12,682	13,256	124,324	137,580	12,446	236

Total	$329,733	$130,189	$753,257	$1,213,179	$21,333,726	$22,546,905	$402,009	$351,248

30-Sep-22
BPPR
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$546	$—	$251	$797	$276,521	$277,318	$251	$—
Commercial real estate:
Non-owner occupied	3,005	789	21,443	25,237	2,820,803	2,846,040	21,443	—
Owner occupied	10,992	7,834	28,379	47,205	1,540,932	1,588,137	28,379	—
Commercial and industrial	7,105	1,139	38,003	46,247	3,547,841	3,594,088	37,375	628
Construction	—	1,087	—	1,087	210,480	211,567	—	—
Mortgage	237,316	89,802	581,378	908,496	5,147,347	6,055,843	252,773	328,605
Leasing	14,487	2,740	5,697	22,924	1,515,580	1,538,504	5,697	—
Consumer:
Credit cards	7,268	4,481	10,361	22,110	966,406	988,516	—	10,361
Home equity lines of credit	—	—	—	—	2,957	2,957	—	—
Personal	13,725	7,348	18,137	39,210	1,478,746	1,517,956	18,117	20
Auto	71,230	21,852	34,432	127,514	3,401,390	3,528,904	34,432	—
Other	708	768	12,025	13,501	124,950	138,451	11,748	277

Total	$366,382	$137,840	$750,106	$1,254,328	$21,033,953	$22,288,281	$410,215	$339,891

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$(121)	$—	$(9)	$(130)	$4,185	$4,055	$(9)	$—
Commercial real estate:
Non-owner occupied	(2,064)	(361)	2,219	(206)	(88,507)	(88,713)	2,219	—
Owner occupied	(10,263)	(7,589)	(4,389)	(22,241)	22,160	(81)	(4,389)	—
Commercial and industrial	(4,069)	(198)	(2,226)	(6,493)	208,913	202,420	(3,098)	872
Construction	—	(1,087)	—	(1,087)	(63,439)	(64,526)	—	—
Mortgage	(14,390)	2,079	(1,385)	(13,696)	68,132	54,436	(10,382)	8,997
Leasing	(2,504)	823	244	(1,437)	48,672	47,235	244	—
Consumer:
Credit cards	(162)	568	1,549	1,955	51,360	53,315	—	1,549
Home equity lines of credit	—	—	—	—	(3)	(3)	—	—
Personal	(493)	1,404	(55)	856	66,875	67,731	(35)	(20)
Auto	(2,362)	(2,609)	6,546	1,575	(17,949)	(16,374)	6,546	—
Other	(221)	(681)	657	(245)	(626)	(871)	698	(41)

Total	$(36,649)	$(7,651)	$3,151	$(41,149)	$299,773	$258,624	$(8,206)	$11,357

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table I - Loan Delinquency - Popular U.S. Operations

(Unaudited)

31-Dec-22
Popular U.S.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$2,177	$—	$—	$2,177	$2,038,163	$2,040,340	$—	$—
Commercial real estate:
Non-owner occupied	484	—	1,454	1,938	1,740,405	1,742,343	1,454	—
Owner occupied	—	—	5,095	5,095	1,485,398	1,490,493	5,095	—
Commercial and industrial	12,960	2,205	4,685	19,850	2,022,842	2,042,692	4,319	366
Construction	—	—	—	—	610,943	610,943	—	—
Mortgage	16,131	5,834	20,488	42,453	1,244,739	1,287,192	20,488	—
Consumer:
Credit cards	—	—	—	—	39	39	—	—
Home equity lines of credit	413	161	4,110	4,684	64,278	68,962	4,110	—
Personal	1,808	1,467	1,958	5,233	232,659	237,892	1,958	—
Other	—	—	8	8	9,960	9,968	8	—

Total	$33,973	$9,667	$37,798	$81,438	$9,449,426	$9,530,864	$37,432	$366

30-Sep-22
Popular U.S.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$—	$—	$—	$—	$1,926,791	$1,926,791	$—	$—
Commercial real estate:
Non-owner occupied	—	136	10,631	10,767	1,660,668	1,671,435	10,631	—
Owner occupied	—	5,106	606	5,712	1,472,699	1,478,411	606	—
Commercial and industrial	924	2,144	5,803	8,871	1,975,768	1,984,639	5,191	612
Construction	—	—	—	—	604,723	604,723	—	—
Mortgage	1,501	4,558	21,533	27,592	1,228,278	1,255,870	21,533	—
Consumer:
Credit cards	—	—	—	—	34	34	—	—
Home equity lines of credit	256	577	3,970	4,803	65,036	69,839	3,970	—
Personal	1,495	1,529	1,261	4,285	233,780	238,065	1,261	—
Other	704	—	12	716	4,384	5,100	12	—

Total	$4,880	$14,050	$43,816	$62,746	$9,172,161	$9,234,907	$43,204	$612

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$2,177	$—	$—	$2,177	$111,372	$113,549	$—	$—
Commercial real estate:
Non-owner occupied	484	(136)	(9,177)	(8,829)	79,737	70,908	(9,177)	—
Owner occupied	—	(5,106)	4,489	(617)	12,699	12,082	4,489	—
Commercial and industrial	12,036	61	(1,118)	10,979	47,074	58,053	(872)	(246)
Construction	—	—	—	—	6,220	6,220	—	—
Mortgage	14,630	1,276	(1,045)	14,861	16,461	31,322	(1,045)	—
Consumer:
Credit cards	—	—	—	—	5	5	—	—
Home equity lines of credit	157	(416)	140	(119)	(758)	(877)	140	—
Personal	313	(62)	697	948	(1,121)	(173)	697	—
Other	(704)	—	(4)	(708)	5,576	4,868	(4)	—

Total	$29,093	$(4,383)	$(6,018)	$18,692	$277,265	$295,957	$(5,772)	$(246)

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table J - Loan Delinquency - Consolidated

(Unaudited)

31-Dec-22
Popular, Inc.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$2,602	$—	$242	$2,844	$2,318,869	$2,321,713	$242	$—
Commercial real estate:
Non-owner occupied	1,425	428	25,116	26,969	4,472,701	4,499,670	25,116	—
Owner occupied	729	245	29,085	30,059	3,048,490	3,078,549	29,085	—
Commercial and industrial	15,996	3,146	40,462	59,604	5,779,596	5,839,200	38,596	1,866
Construction	—	—	—	—	757,984	757,984	—	—
Mortgage	239,057	97,715	600,481	937,253	6,460,218	7,397,471	262,879	337,602
Leasing	11,983	3,563	5,941	21,487	1,564,252	1,585,739	5,941	—
Consumer:
Credit cards	7,106	5,049	11,910	24,065	1,017,805	1,041,870	—	11,910
Home equity lines of credit	413	161	4,110	4,684	67,232	71,916	4,110	—
Personal	15,040	10,219	20,040	45,299	1,778,280	1,823,579	20,040	—
Auto	68,868	19,243	40,978	129,089	3,383,441	3,512,530	40,978	—
Other	487	87	12,690	13,264	134,284	147,548	12,454	236

Total	$363,706	$139,856	$791,055	$1,294,617	$30,783,152	$32,077,769	$439,441	$351,614

30-Sep-22
Popular, Inc.
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$546	$—	$251	$797	$2,203,312	$2,204,109	$251	$—
Commercial real estate:
Non-owner occupied	3,005	925	32,074	36,004	4,481,471	4,517,475	32,074	—
Owner occupied	10,992	12,940	28,985	52,917	3,013,631	3,066,548	28,985	—
Commercial and industrial	8,029	3,283	43,806	55,118	5,523,609	5,578,727	42,566	1,240
Construction	—	1,087	—	1,087	815,203	816,290	—	—
Mortgage	238,817	94,360	602,911	936,088	6,375,625	7,311,713	274,306	328,605
Leasing	14,487	2,740	5,697	22,924	1,515,580	1,538,504	5,697	—
Consumer:
Credit cards	7,268	4,481	10,361	22,110	966,440	988,550	—	10,361
Home equity lines of credit	256	577	3,970	4,803	67,993	72,796	3,970	—
Personal	15,220	8,877	19,398	43,495	1,712,526	1,756,021	19,378	20
Auto	71,230	21,852	34,432	127,514	3,401,390	3,528,904	34,432	—
Other	1,412	768	12,037	14,217	129,334	143,551	11,760	277

Total	$371,262	$151,890	$793,922	$1,317,074	$30,206,114	$31,523,188	$453,419	$340,503

Variance
	Past due						Past due 90 days or more
	30-59	60-89	90 days	Total			Non-accrual	Accruing
(In thousands)	days	days	or more	past due	Current	Loans HIP	loans	loans
Commercial multi-family	$2,056	$—	$(9)	$2,047	$115,557	$117,604	$(9)	$—
Commercial real estate:
Non-owner occupied	(1,580)	(497)	(6,958)	(9,035)	(8,770)	(17,805)	(6,958)	—
Owner occupied	(10,263)	(12,695)	100	(22,858)	34,859	12,001	100	—
Commercial and industrial	7,967	(137)	(3,344)	4,486	255,987	260,473	(3,970)	626
Construction	—	(1,087)	—	(1,087)	(57,219)	(58,306)	—	—
Mortgage	240	3,355	(2,430)	1,165	84,593	85,758	(11,427)	8,997
Leasing	(2,504)	823	244	(1,437)	48,672	47,235	244	—
Consumer:
Credit cards	(162)	568	1,549	1,955	51,365	53,320	—	1,549
Home equity lines of credit	157	(416)	140	(119)	(761)	(880)	140	—
Personal	(180)	1,342	642	1,804	65,754	67,558	662	(20)
Auto	(2,362)	(2,609)	6,546	1,575	(17,949)	(16,374)	6,546	—
Other	(925)	(681)	653	(953)	4,950	3,997	694	(41)

Total	$(7,556)	$(12,034)	$(2,867)	$(22,457)	$577,038	$554,581	$(13,978)	$11,111

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table K - Non-Performing Assets

(Unaudited)

							Variance
(Dollars in thousands)	31-Dec-22	As a % of loans HIP by category	30-Sep-22	As a % of loans HIP by category	31-Dec-21	As a % of loans HIP by category	Q4 2022 vs. Q3 2022	Q4 2022 vs. Q4 2021
Non-accrual loans:
Commercial	$93,039	0.6%	$103,876	0.7%	$125,579	0.9%	$(10,837)	$(32,540)
Construction	—	—	—	—	485	0.1	—	(485)
Leasing	5,941	0.4	5,697	0.4	3,102	0.2	244	2,839
Mortgage	262,879	3.6	274,306	3.8	355,856	4.8	(11,427)	(92,977)
Auto	40,978	1.2	34,432	1.0	23,085	0.7	6,546	17,893
Consumer	36,604	1.2	35,108	1.2	39,770	1.5	1,496	(3,166)

Total non-performing loans held-in-portfolio	439,441	1.4%	453,419	1.4%	547,877	1.9%	(13,978)	(108,436)
Other real estate owned (“OREO”)	89,126		93,239		85,077		(4,113)	4,049

Total non-performing assets [1]	$528,567		$546,658		$632,954		$(18,091)	$(104,387)

Accruing loans past due 90 days or more [2]	$351,614		$340,503		$480,767		$11,111	$(129,153)

Ratios:
Non-performing assets to total assets	0.78%		0.77%		0.84%
Non-performing loans held-in-portfolio to loans held-in-portfolio	1.37		1.44		1.87
Allowance for credit losses to loans held-in-portfolio	2.25		2.23		2.38
Allowance for credit losses to non-performing loans, excluding loans held-for-sale	163.91		155.07		126.92

[1]	There were no non-performing loans held-for-sale as of December 31, 2022, September 30, 2022 and December 31, 2021.
[2]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. The balance of these loans includes $14 million at December 31, 2022, related to the rebooking of loans previously pooled into GNMA securities, in which the Corporation had a buy-back option as further described below (September 30, 2022 - $9 million; December 31, 2021 - $13 million). Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected (rebooked) on the financial statements of BPPR with an offsetting liability. These balances include $190 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2022 (September 30, 2022 - $198 million; December 31, 2021 - $304 million). Furthermore, the Corporation has approximately $42 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets (September 30, 2022 - $42 million; December 31, 2021 - $50 million).

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table L - Activity in Non-Performing Loans

(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Dec-22			30-Sep-22
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$87,448	$16,428	$103,876	$96,493	$7,446	$103,939
Plus:
New non-performing loans	5,770	8,572	14,342	5,913	14,965	20,878
Advances on existing non-performing loans	—	7	7	—	12	12
Less:
Non-performing loans transferred to OREO	(445)	—	(445)	(352)	—	(352)
Non-performing loans charged-off	(131)	(8,725)	(8,856)	(4,534)	(48)	(4,582)
Loans returned to accrual status / loan collections	(10,471)	(5,414)	(15,885)	(10,072)	(5,947)	(16,019)

Ending balance NPLs	$82,171	$10,868	$93,039	$87,448	$16,428	$103,876

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Dec-22			30-Sep-22
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$252,773	$21,533	$274,306	$284,670	$20,192	$304,862
Plus:
New non-performing loans	34,449	3,561	38,010	29,345	4,739	34,084
Advances on existing non-performing loans	—	1	1	—	55	55
Less:
Non-performing loans transferred to OREO	(7,242)	—	(7,242)	(5,604)	—	(5,604)
Non-performing loans charged-off	(90)	—	(90)	(689)	—	(689)
Loans returned to accrual status / loan collections	(37,499)	(4,607)	(42,106)	(54,949)	(3,453)	(58,402)

Ending balance NPLs	$242,391	$20,488	$262,879	$252,773	$21,533	$274,306

Total non-performing loans held-in-portfolio (excluding consumer):
	Quarter ended			Quarter ended
	31-Dec-22			30-Sep-22
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$340,221	$37,961	$378,182	$381,163	$27,638	$408,801
Plus:
New non-performing loans	40,219	12,133	52,352	35,258	19,704	54,962
Advances on existing non-performing loans	—	8	8	—	67	67
Less:
Non-performing loans transferred to OREO	(7,687)	—	(7,687)	(5,956)	—	(5,956)
Non-performing loans charged-off	(221)	(8,725)	(8,946)	(5,223)	(48)	(5,271)
Loans returned to accrual status / loan collections	(47,970)	(10,021)	(57,991)	(65,021)	(9,400)	(74,421)

Ending balance NPLs	$324,562	$31,356	$355,918	$340,221	$37,961	$378,182

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table M - Allowance for Credit Losses, Net Charge-offs and Related Ratios

(Unaudited)

	Quarters ended
(Dollars in thousands)	31-Dec-22	30-Sep-22	31-Dec-21
Balance at beginning of period - loans held-in-portfolio	$703,096	$681,750	$718,575
Provision for credit losses (benefit)	48,332	39,519	(31,421)
Initial allowance for credit losses - PCD Loans	74	59	331

	751,502	721,328	687,485

Net loans charged-off (recovered):
BPPR
Commercial	(2,100)	(1,150)	(11,346)
Construction	—	—	(1,518)
Lease financing	2,221	1,338	564
Mortgage	(6,135)	(2,165)	(4,398)
Consumer	25,860	20,373	9,083

Total BPPR	19,846	18,396	(7,615)

Popular U.S.
Commercial	8,394	(511)	(387)
Construction	—		(213)
Mortgage	(32)	(23)	569
Consumer	2,992	370	(235)

Total Popular U.S.	11,354	(164)	(266)

Total loans charged-off (recovered) - Popular, Inc.	31,200	18,232	(7,881)

Balance at end of period - loans held-in-portfolio	$720,302	$703,096	$695,366

Balance at beginning of period - unfunded commitments	$7,307	$6,904	$8,400
Provision for credit losses (benefit)	1,498	403	(503)

Balance at end of period - unfunded commitments [1]	$8,805	$7,307	$7,897

POPULAR, INC.
Annualized net charge-offs (recoveries) to average loans held-in-portfolio	0.39%	0.24%	(0.11)%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	154.91%	216.76%	N.M.
BPPR
Annualized net charge-offs (recoveries) to average loans held-in-portfolio	0.35%	0.34%	(0.15)%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	223.64%	155.98%	N.M.
Popular U.S.
Annualized net charge-offs (recoveries) to average loans held-in-portfolio	0.49%	(0.01)%	(0.01)%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	34.78%	N.M.	N.M.

N.M. - Not meaningful.

[1]	Allowance for credit losses of unfunded commitments is presented as part of Other Liabilities in the Consolidated Statements of Financial Condition.

	Year ended	Year ended
(Dollars in thousands)	31-Dec-22	31-Dec-21
	Total	Total
Balance at beginning of period - loans held-in-portfolio	$695,366	$896,250
Provision for credit losses (benefit)	83,307	(183,345)
Initial allowance for credit losses - PCD Loans	915	3,142

	779,588	716,047

Net loans charged-off (recovered):
BPPR
Commercial	(10,892)	(18,300)
Construction	(811)	1,697
Lease financing	3,792	1,379
Mortgage	(15,743)	2,729
Consumer	72,730	32,207

Total BPPR	49,076	19,712

Popular U.S.
Commercial	7,393	(1,247)
Construction	(1,132)	(120)
Mortgage	(12)	18
Consumer	3,961	2,318

Total Popular U.S.	10,210	969

Total loans charged-off - Popular, Inc.	59,286	20,681

Balance at end of period - loans held-in-portfolio	$720,302	$695,366

Balance at beginning of period - unfunded commitments	$7,897	$15,851
Provision for credit losses (benefit)	908	(7,954)

Balance at end of period - unfunded commitments [1]	$8,805	$7,897

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	0.20%	0.07%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	140.52%	N.M.
BPPR
Annualized net charge-offs to average loans held-in-portfolio	0.23%	0.09%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	141.71%	N.M.
Popular U.S.
Annualized net charge-offs to average loans held-in-portfolio	0.12%	0.01%
Provision for credit losses (benefit) - loan portfolios to net charge-offs	134.80%	N.M.

N.M. - Not meaningful.

[1]	Allowance for credit losses of unfunded commitments is presented as part of Other Liabilities in the Consolidated Statements of Financial Condition.

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table N - Allowance for Credit Losses “ACL”- Loan Portfolios - CONSOLIDATED

(Unaudited)

31-Dec-22
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$235,376	$4,246	$135,254	$20,618	$324,808	$720,302
Total loans held-in-portfolio	$15,739,132	$757,984	$7,397,471	$1,585,739	$6,597,443	$32,077,769

ACL to loans held-in-portfolio	1.50%	0.56%	1.83%	1.30%	4.92%	2.25%

30-Sep-22
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$229,857	$6,199	$138,534	$19,814	$308,692	$703,096
Total loans held-in-portfolio	$15,366,859	$816,290	$7,311,713	$1,538,504	$6,489,822	$31,523,188

ACL to loans held-in-portfolio	1.50%	0.76%	1.89%	1.29%	4.76%	2.23%

Variance
(Dollars in thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Total ACL	$5,519	$(1,953)	$(3,280)	$804	$16,116	$17,206
Total loans held-in-portfolio	$372,273	$(58,306)	$85,758	$47,235	$107,621	$554,581

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table O - Allowance for Credit Losses “ACL”- Loan Portfolios - BPPR OPERATIONS

(Unaudited)

31-Dec-22
BPPR
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$174,295	$2,978	$117,344	$20,618	$300,310	$615,545
Loans held-in-portfolio	$8,423,264	$147,041	$6,110,279	$1,585,739	$6,280,582	$22,546,905

ACL to loans held-in-portfolio	2.07%	2.03%	1.92%	1.30%	4.78%	2.73%

30-Sep-22
BPPR
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$161,775	$4,255	$120,606	$19,814	$284,484	$590,934
Loans held-in-portfolio	$8,305,583	$211,567	$6,055,843	$1,538,504	$6,176,784	$22,288,281

ACL to loans held-in-portfolio	1.95%	2.01%	1.99%	1.29%	4.61%	2.65%

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
ACL	$12,520	$(1,277)	$(3,262)	$804	$15,826	$24,611
Loans held-in-portfolio	$117,681	$(64,526)	$54,436	$47,235	$103,798	$258,624

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table P - Allowance for Credit Losses “ACL”- Loan Portfolios - POPULAR U.S. OPERATIONS

(Unaudited)

31-Dec-22
Popular U.S.
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$61,081	$1,268	$17,910	$24,498	$104,757
Loans held-in-portfolio	$7,315,868	$610,943	$1,287,192	$316,861	$9,530,864

ACL to loans held-in-portfolio	0.83%	0.21%	1.39%	7.73%	1.10%

30-Sep-22
Popular U.S.
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$68,082	$1,944	$17,928	$24,208	$112,162
Loans held-in-portfolio	$7,061,276	$604,723	$1,255,870	$313,038	$9,234,907

ACL to loans held-in-portfolio	0.96%	0.32%	1.43%	7.73%	1.21%

Variance
(In thousands)	Commercial	Construction	Mortgage	Consumer	Total
ACL	$(7,001)	$(676)	$(18)	$290	$(7,405)
Loans held-in-portfolio	$254,592	$6,220	$31,322	$3,823	$295,957

Popular, Inc.

Financial Supplement to Fourth Quarter 2022 Earnings Release

Table Q - Reconciliation to GAAP Financial Measures

(Unaudited)

(In thousands, except share or per share information)	31-Dec-22	30-Sep-22	31-Dec-21
Total stockholders’ equity	$4,093,425	$3,674,838	$5,969,397
Less: Preferred stock	(22,143)	(22,143)	(22,143)
Less: Goodwill	(827,428)	(827,428)	(720,293)
Less: Other intangibles	(12,944)	(13,738)	(16,219)

Total tangible common equity	$3,230,910	$2,811,529	$5,210,742

Total assets	$67,637,917	$70,729,675	$75,097,899
Less: Goodwill	(827,428)	(827,428)	(720,293)
Less: Other intangibles	(12,944)	(13,738)	(16,219)

Total tangible assets	$66,797,545	$69,888,509	$74,361,387

Tangible common equity to tangible assets	4.84%	4.02%	7.01%
Common shares outstanding at end of period	71,853,720	72,673,344	79,851,169
Tangible book value per common share	$44.97	$38.69	$65.26

	Quarterly average
Total stockholders’ equity [1]	$6,161,634	$6,061,748	$5,961,214
Less: Preferred Stock	(22,143)	(22,143)	(22,143)
Less: Goodwill	(827,427)	(759,318)	(706,184)
Less: Other intangibles	(13,440)	(24,038)	(19,889)

Total tangible equity	$5,298,624	$5,256,249	$5,212,998
Return on average tangible common equity	19.23%	31.86%	15.66%

[1]	Average balances exclude unrealized gains or losses on debt securities available-for-sale.

	Year-to-date average
Total stockholders’ equity [1]	$6,009,225	$5,777,652
Less: Preferred Stock	(22,143)	(22,143)
Less: Goodwill	(757,133)	(679,959)
Less: Other intangibles	(17,113)	(20,861)

Total tangible equity	$5,212,836	$5,054,689
Return on average tangible common equity	21.13%	18.47%

[1]	Average balances exclude unrealized gains or losses on debt securities available-for-sale.

CONTACTS:

Popular, Inc.

Investor Relations:

Paul J. Cardillo, 212-417-6721

Investor Relations Officer

pcardillo@popular.com

or

Media Relations:

MC González Noguera, 917-804-5253

Executive Vice President and Chief Communications & Public Affairs Officer

mc.gonzalez@popular.com